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                                                                   EXHIBIT 10.26


                     AMENDED SOFTWARE DEVELOPMENT AGREEMENT

THIS AMENDED SOFTWARE DEVELOPMENT AGREEMENT ("Agreement") is entered into as of the Amended Effective Date by and between PEOPLESOFT, INC., ("PeopleSoft") a Delaware corporation having its principal place of business at 1331 North California Boulevard, Walnut Creek, California 94596, SOLUTIONS FOR EDUCATION ADMINISTRATORS, INC. ("SEA") a California corporation having its principal place of business at 15515 San Fernando Mission Boulevard, Suite 6, Mission Hills, California 91345, and SIS DEVELOPMENT, LLC ("LLC") a California limited liability company having its principal place of business at 4440 Rosewood Drive, Pleasanton, California 94588 hereafter collectively referred to as the parties ("Parties").

                                 R E C I T A L S

Whereas, SEA is engaged in computer systems design, software development and the provision of professional consulting services to the higher education market; and

Whereas, PeopleSoft, LLC and SEA each desire to enter into an agreement for development of the Derivative Software upon the terms and conditions set forth herein; and

Whereas, PeopleSoft and SEA entered into a Software Development Agreement effective 16 January 1995 ("Original Development Agreement") upon which this Agreement is principally based and which is intended to terminate and be superseded by this Agreement upon the Parties' execution of this Agreement; and

Whereas, PeopleSoft and David A. Duffield entered into a Software Development Funding Agreement effective December 7, 1994 under which Mr. Duffield would fund the development of the Derivative Software and which agreement has subsequently been terminated effective December 22, 1995 with Mr. Duffield contributing all of his rights and interests in the Derivative Software to LLC; and

Whereas, PeopleSoft and LLC have entered into an Exclusive Marketing and Distribution Agreement ("Marketing Agreement") for PeopleSoft's distribution of the proposed Derivative Software as specified in the Marketing Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties of the Parties contained in this Agreement, PeopleSoft, LLC and SEA hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings indicated below:

"ACCEPTANCE" means PeopleSoft's and LLC's written statement of acceptance of the Derivative Software developed by SEA pursuant to this Agreement based on PeopleSoft's and LLC's determination, in its reasonable judgment, that the Derivative Software conforms to the Test Plans. Acceptance shall also mean PeopleSoft's and LLC's written statement of acceptance of each Vested Milestone.

"ACCEPTANCE TESTING" shall have the meaning set forth in Section 15 of this Agreement.

"AMENDED EFFECTIVE DATE" means 22 December 1995.

"BETA SITES" shall have the meaning set forth in Section 4 of this Agreement.

"CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 38 of this Agreement.

"DERIVATIVE SOFTWARE" means all and any portion of the Documentation and Modules developed by SEA using the PeopleSoft application development environment, and all other information systems technologies developed or acquired in accordance with the Test Plans and Project Plans. Without limitation of any other exclusions, the


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following are expressly excluded from the scope of this definition: (i) the
Student Loan Marketing Association's ("Sallie Mae") LineSS software, except as such product may be adapted for and included in the Financial Aid Module of the Derivative Software; and (ii) any enhanced free-standing LineSS product developed by Sallie Mae using PeopleTools; and (iii) any loan management system incorporating all or part of LineSS that is developed by Sallie Mae.

"DEVELOPMENT ENVIRONMENT" shall have the meaning set forth in Section 5 of this Agreement.

"DEVELOPMENT TERM" shall have the meaning set forth in Section 3 of this Agreement.

"DOCUMENTATION" means written materials, and a machine readable copy in Word for Windows format, developed for use in the training, operation, and maintenance of the Derivative Software, including instruction manuals and program listings.

"EFFECTIVE DATE" means 16 January 1995.

"FUTURE MODULES" means the functions set forth in Exhibit "B".

"IMPLIED FUNDING LEVEL FORMULA" means the Implied Project Funding set forth in
Section 17.1.

"INTEGRATION" means the process of design and development of the Derivative Software in a manner that produces a "look and feel characteristic set" that is consistent with the Software. The Integration shall also mean the incorporation of (where reasonably practicable) table compositions and field definitions that are consistent with the Software where the Derivative Software and the Software can share common information such as department tables or account tables.

"INTERFACE" means the additional programming to the Software and third party software reasonably necessary for establishing an interface between the Derivative Software and the Software not otherwise obtainable through Integration.

"KEY PERSONNEL" means [ * ] who are designated as key personnel for the performance of the Project during the Development Term.

"MAINTENANCE CONTRACT" means a proposed maintenance and support agreement as further described in Section 27 and Exhibit "F", respectively.

"MODULES" means five student information system program modules, one each regarding (i) [ * ], (ii) [ * ], (iii) [ * ], (iv) [ * ] , and (v) [ * ] , in
each case meeting the requirements of the Test Plans and with the expectation that such Modules shall achieve reasonable marketplace acceptance in the higher education market. Exhibit "A" lists the functions which will be considered for inclusion (but not necessarily included) in each of the Modules as of the Effective Date. The definition of Modules excludes Future Modules, Interfaces, and Portings.

"MORAL RIGHTS" shall: (i) include any personal, non-proprietary, non-assignable or inalienable rights with respect to works of authorship, including any alleged right to prevent others from making changes in a work, or to withdraw a work from publication if it no longer represents the then-current position of the author, under the laws of the United States (including the Visual Artists Rights Act of 1990 or similar state laws) or of any other jurisdiction; and (ii) expressly exclude the limited right of SEA, and its programmers, solely for marketing, promotion, publicity and financing purposes, to publicize SEA, and its programmers, as the designers, developers, consultants and programmers of the Derivative Software, provided that during the Term such marketing, promotion and publication rights and activities are consistent with the spirit of this Agreement.

"NET LICENSE FEES" shall mean the gross revenues earned on an accrual basis in accordance with generally accepted accounting principles and invoiced by PeopleSoft, or


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


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LLC, or any distributor appointed by PeopleSoft or LLC, from the sale, license, lease or other transfer of any Module or Derivative Software less any bundled maintenance, sales taxes, and third-party product royalty payments. Gross revenues include all fees received from initial licenses, upgrades (excluding upgrades provided pursuant to Support Services), expanded or enhanced rights to use the Derivative Software or any Module, and PeopleTools run-time licenses. However, for the purposes of payment calculations, bundled maintenance fees may be no more than [ * ] % of the Net License Fees, and third-party product royalty payments may be no more than [ * ]% of the Net License Fees. Any other fees for training, professional services, or any other items that are standardly bundled with the initial license fee will not be deducted from gross revenues when calculating Net License Fees.

"PAYMENT RATE SCHEDULE" means the payment rates ascribed to a particular Project Funding Level as set forth in Exhibit D for years one (1) through ten (10) starting from the Effective Date.

"PEOPLESOFT AFFILIATE" means any entity which at the time of assignment of this Agreement to such entity meets each of the following three requirements: (a) the entity is an entity in which PeopleSoft has a material ownership interest (ten percent or more) or which owns a majority interest in PeopleSoft, (b) the entity is an entity to which PeopleSoft may assign this Agreement pursuant to Section 2 hereof, and (c) the entity is an entity that PeopleSoft reasonably believes as of the assignment date has sufficient resources to fund the Project and to pay payments to SEA as set forth herein, in each case without a significant risk of bankruptcy or insolvency.

"PEOPLESOFT FINANCIALS" means the PeopleSoft Financials programs, including applicable source code, as delivered to SEA, including to the extent of development: PeopleSoft General Ledger, PeopleSoft Accounts Payable, PeopleSoft Accounts Receivable, PeopleSoft Asset Management, PeopleSoft Budget Administration, PeopleSoft Purchasing, PeopleSoft Inventory, PeopleSoft Order Management, PeopleSoft Project Costing and PeopleSoft Billing.

"PEOPLESOFT HRMS" means the standard PeopleSoft HRMS programs, including applicable source code, as delivered to SEA, including to the extent of development: PeopleSoft Human Resources, PeopleSoft Payroll, PeopleSoft Benefits Administration, PeopleSoft Payroll Interface, PeopleSoft FSA Administration, PeopleSoft Pension Administration, and PeopleSoft Time and Labor.

"PEOPLETOOLS" means all or any portion of the underlying technology, tools and documentation delivered by PeopleSoft to SEA under this Agreement which serves as the foundation for PeopleSoft Financials and PeopleSoft HRMS. No portion of the source code to PeopleTools is included in this definition, except such limited portions of the source code as may be provided by PeopleSoft in its sole discretion to SEA as a result of PeopleSoft's Interface or Porting obligations.

"PHASE 1" means the Project Initiation/General Architecture phase, as further described in Section 3.1.

"PHASE 2" means the Detailed Design and Prototyping phase, as further described in Section 3.2.

"PHASE 3" means the Development phase, as further described in Section 3.3.

"PORT" or "PORTING" shall mean the additional programming and third party licenses reasonably necessary to make the Software and the Derivative Software function on any Targeted Database Platform.

"PROJECT" means the various phases of development of the Derivative Software as set forth in Section 3, commencing on the Effective Date, and shall include the respective obligations and duties of SEA, LLC and PeopleSoft with respect to the funding, design, development, engineering and programming of the Derivative Software pursuant to this Agreement.

"PROJECT FUNDING" shall have the meaning set forth in Section 7.


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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"PROJECT PLANS" means the written project plans developed by SEA, LLC and
PeopleSoft during Phase 1, as refined during Phase 2 and with very limited refinement during Phase 3, respectively, and covering specific deliverables, schedules and Vesting Milestones.

"SOFTWARE" means all or any portion of the computer software and standard documentation for PeopleTools, PeopleSoft HRMS, and PeopleSoft Financials as of the Effective Date and as provided by PeopleSoft to SEA. The term "Software" shall also include such corrections and updates to the Software as they are provided by PeopleSoft to SEA.

"TARGETED DATABASE PLATFORMS" means only those relational database products selected by PeopleSoft for operation with the Derivative Software after undertaking a good faith assessment of, and considering technological feasibility and market demand criteria. The Targeted Database Platforms may include one or more platforms other than that used in the Development Environment. The Targeted Database Platforms may not include any database platforms which are not then-commercially supported by PeopleSoft or any desktop environment other than Microsoft Windows current or future versions.

"TERM" means the period commencing on the Effective Date and continuing until January 15, 2005 or as may be extended or earlier terminated under this Agreement.

"TEST PLANS" means the written requirements to be mutually agreed to by SEA, LLC and PeopleSoft during Phase 1 and Phase 2 which shall form the basis for the issuance of Acceptance with each party acting reasonably and in good faith.

"VESTING MILESTONES" shall have the meaning set forth in Section 17.

2. ASSIGNMENT.

All Parties hereby agree to the complete and unconditional assumption by LLC of certain PeopleSoft rights, responsibilities and obligations as documented herein, including, but not limited to, the obligation to provide all Project Funding to SEA. PeopleSoft will continue to retain all rights, responsibilities and obligations under the Development Agreement which have not been assumed by LLC. Neither PeopleSoft nor LLC may sell or transfer title to any Module or the Derivative Software to any customer or entity without paying SEA the applicable payments set forth in Section 10 of the Development Agreement or negotiating a lump-sum payment pursuant to Section 11 of the Development Agreement. Any other amendment, assignment or transfer of the Development Agreement, as amended, by PeopleSoft, LLC or SEA will require the written consent of all Parties which will not be unreasonably withheld by any party

3. SCOPE OF AGREEMENT. The Derivative Software is to be developed in accordance with the Project Plans in three phases, referred to herein as Phase 1, Phase 2, and Phase 3, as further set forth below. Phase 1 shall commence on the Effective Date. The combined duration of these three phases, commencing on the Effective Date, shall hereinafter be referred to as the "Development Term." The Test Plans will be developed and agreed upon at the end of Phase 1 and the detailed deliverables will be revisited and refined in Phase 2 with each party acting reasonably and in good faith.

GENERAL:

SEA shall only use PeopleTools and the third party development software typically used by other PeopleSoft software as the primary technical foundation for the development of the Derivative Software. PeopleSoft and LLC shall have the right to approve or not approve all other software component technologies which may be utilized by SEA to develop the Derivative Software. The impact, if any, that such third party technologies will have on the Term, Development Term, milestones, Vesting Milestones, and payment schedule, and the payment obligations, Beta Sites obligations, and Development Environment obligations of PeopleSoft, shall be discussed



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between the Parties and adjusted as mutually agreed upon in writing at such times. Any costs and expenses incurred for such other software component technologies shall be negotiated in good faith between the Parties and may be deemed Project Funding and recoverable by PeopleSoft under Section 12 or otherwise under this Agreement only as mutually agreed upon in writing by the Parties at such time, and if no written amendment is reached, then the incorporation of these software component technologies will not be part of SEA's responsibilities under this Agreement.

It is not expected that Future Modules will be included in the Project Plans, although this possibility is not excluded. PeopleSoft may choose to use some of the time associated with a Maintenance Contract to develop certain Future Modules relating to [ * ] capabilities or other functions.

PeopleSoft believes that (a) the [ * ] may provide much of the functionality needed for the [ * ], and (b) that the [ * ] may provide much of the functionality required for the identification and personal data components of the [ * ].

Notwithstanding any other clause in Section 3:

The Parties expect that the Integration and Interface scoping will occur in Phase 1. If there is a need for additional Interface development beyond Phase 1, the Parties will meet and discuss in good faith a project plan at such time; if no written amendment is reached, then the incorporation of these technology changes will not be part of SEA's responsibilities under this Agreement.

With respect to Integration, SEA understands that it should develop the Derivative Software with the goal of achieving as much Integration as possible between the Derivative Software and the then current Software.

PeopleSoft may be required to modify the Software to provide the proper hooks to the Interface. All additional programming and third party licenses as reasonably determined by PeopleSoft in connection with the Interface shall be performed or obtained by PeopleSoft at its expense and cost. Any expenses and costs incurred by PeopleSoft in order to develop the Interfaces shall not be deemed Project Funding and shall not be recoverable by PeopleSoft under Section 12 or otherwise under this Agreement.

3.1 PHASE 1. PROJECT INITIATION/GENERAL ARCHITECTURE.

(a) DURATION. The approximate duration of Phase 1 shall be the first [ * ] commencing on the Effective Date.

(b) RESPONSIBILITIES OF PEOPLESOFT DURING PHASE 1 AT PEOPLESOFT'S COST AND
EXPENSE:

PeopleSoft will:

         (i) Be responsible for defining the requirements necessary to support the Interfaces and Portings.

         (ii) Use all reasonable commercial efforts to provide standard and customary PeopleSoft training in PeopleTools and SQL/SQR on a timely basis to all existing and new SEA employees assigned by SEA to work on the Project.

         (iii) Commence to use all reasonable commercial judgment and efforts to market the Derivative Software to potential clients.

         (iv) Establish and maintain the Development Environment as further set forth in Section 5 below.

         (v) Establish and maintain Beta Sites, only as described in Section 4.


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         (vi)     Provide technical support in accordance with Section 6.

         (vii)    Determine the specific requirements for the Documentation.

(c) RESPONSIBILITIES OF LLC DURING PHASE 1

LLC will:

         Provide Project Funding in accordance with Section 7 and reimbursement of the Development Environment as provided in Section 5.

(d) RESPONSIBILITIES OF SEA DURING PHASE 1 TO BE PAID BY SEA WITH PROJECT
FUNDING:

SEA will:

         (i) Utilize the services of up to [ * ] SEA employees or subcontractors (subcontractors must be approved in writing by PeopleSoft) to do the following:

                  (1) Create a high level data model/database design.

                  (2) Develop a complete prototype of one or two simple student information systems functions and data segments to act as a model for systems development, and as the basis for productivity estimates.

                  (3) Train a minimum of one of its staff members to perform the duties of onsite network LAN administration, excluding the cost of class enrollment and travel.

                  (4) Define general functions of all system components.

                  (5) Participate in ongoing Beta Sites review and feedback.

(e) JOINT RESPONSIBILITIES OF PEOPLESOFT, LLC AND SEA DURING PHASE 1.

         (i) Preparation of the Project Plans, on or before [ * ] from the Effective Date, which shall include detailed deliverables, milestones, and Vesting Milestones.

         (ii) Preparation of the Test Plans.

         (iii) Determination of an appropriate database to be used as a starting point for the Derivative Software. The database may be all or a subset of [ * ] or an empty database.

3.2 PHASE 2. DETAILED DESIGN AND PROTOTYPING.

(a) DURATION. The Parties anticipate that Phase 2 may overlap with Phase 1 and shall commence during the [ * ] of the Project and end in the [ * ] of the Project.

(b) RESPONSIBILITIES OF PEOPLESOFT DURING PHASE 2 AT PEOPLESOFT'S COST AND
EXPENSE:

PeopleSoft will:

         (i) Use all reasonable commercial efforts to provide all new SEA personnel involved in the development of Derivative Software who have not previously been trained by PeopleSoft with standard and customary technical training in PeopleTools and SQL/SQR on a timely basis.

*     CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
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         (ii) Use all reasonable commercial judgment and efforts to market the
Derivative Software to potential clients.

         (iii) Maintain and support Development Environment, as further set forth in Section 5.

         (iv) Maintain and support Beta Sites, only as set forth in Section 4.

         (v)      Provide technical support in accordance with Section 6.

(c) RESPONSIBILITIES OF LLC DURING PHASE 2

LLC will:

         Provide Project Funding in accordance with Section 7 and reimbursement of the Development Environment as provided in Section 5.

(d) RESPONSIBILITIES OF SEA DURING PHASE 2 TO BE PAID BY SEA WITH PROJECT
FUNDING:

SEA will:

         (i) Utilize the services of up to [ * ] SEA employees or subcontractors to perform the following:

                  (1) Create all databases.

                  (2) Develop or create functional prototypes of all modules and listed functions.

                  (3) Participate in ongoing Beta Sites review and feedback.

(e) JOINT RESPONSIBILITIES OF PEOPLESOFT, LLC AND SEA DURING PHASE 2:

         (i) Refinement of Project Plans, including definition of detailed requirements for all functions.

         (ii) Refinement of Test Plans.

3.3 PHASE 3. DEVELOPMENT.

(a) DURATION. The Parties anticipate that Phase 3 shall commence in the [ * ] of the Project and end upon Acceptance of the Derivative Software.

(b) RESPONSIBILITIES OF PEOPLESOFT DURING PHASE 3 AT PEOPLESOFT'S COST AND
EXPENSE:

PeopleSoft will:

         (i) Complete, as set forth in the Project Plans, the Interfaces between the Derivative Software and Software.

         (ii) Provide all new SEA personnel involved in the development of Derivative Software who have not previously been trained by PeopleSoft with standard and customary technical training in PeopleTools and SQL/SQR on a timely basis.

         (iii) Use all reasonable commercial judgment and efforts to market the Derivative Software to potential clients as provided in the Marketing Agreement.


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH
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         (iv) Maintain and support Development Environment as further set forth in Section 5.

         (v) Maintain and support Beta Sites, only as further set forth in
Section 4.

         (vi) Provide technical support in accordance with Section 6.

         (vii) Provide the publication expertise reasonably necessary as determined by PeopleSoft, to turn the Documentation and training guide drafts into final documents ready for delivery to licensees. This effort contemplates limited textual editing, document formatting and other minor preparations which are typically expected prior to publication, and which will otherwise conform the Documentation to PeopleSoft's then current style guides.

         (viii) Provide reasonable assistance to SEA in testing the Interfaces and Derivative Software as may be reasonably requested by SEA from time to time.

         (ix) Undertake Acceptance Testing as set forth in Section 15.

         (x) Commence Porting activities. In connection with the Porting, PeopleSoft shall determine the reasonable and necessary additional programming required to be performed and third party licenses to be obtained by PeopleSoft at its expense and cost. Porting expenses and costs shall not be deemed Project Funding and shall not be recoverable by PeopleSoft under Section 12 or otherwise under this Agreement.

(c) RESPONSIBILITIES OF LLC DURING PHASE 3

LLC WILL:

         (i) Provide Project Funding in accordance with Section 7 and reimbursement of the Development Environment as provided in Section 5.

         (ii) To the extent LLC wishes to do so, undertake Acceptance Testing as set forth in Section 15.

(d) RESPONSIBILITIES OF SEA DURING PHASE 3 TO BE PAID BY SEA WITH PROJECT
FUNDING:

         (i) Utilize the services of up to [ * ] SEA employees to perform the following:

                  (1) Ongoing prototyping and detail design.

                  (2) Participate in ongoing Beta Sites review and feedback.

                  (3) Complete development of the Modules.

                  (4) Participate in Beta Sites installation and testing.

                  (5) Complete preparation of Documentation and training guides. The deliverables contemplated herein shall be a complete draft suitable for final editing, formatting and publishing.

                  (6) Complete Derivative Software testing and signoff.

                  (7) Deliver the Derivative Software to PeopleSoft and LLC.

                  (8) Provide support for the development of a marketing strategy and marketing materials. SEA will support marketing activity, but direct involvement in marketing is outside the scope of the Project. However, SEA will allocate [ * ] person/days and [ * ] person/days in [ * ] respectively during the


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Development Term to assist PeopleSoft (at PeopleSoft's direction) in marketing activities associated with the licensing of the Derivative Software.

(e) JOINT RESPONSIBILITIES OF PEOPLESOFT, LLC AND SEA DURING PHASE 3:

         (i) Finalize Test Plans.

         (ii) Derivative Software Acceptance Testing and signoff to occur after delivery of Software.

4. BETA SITES. PeopleSoft has agreed at its sole expense and cost, which expenses and costs shall not be deemed Project Funding and shall not be recoverable under Section 12 or otherwise under this Agreement, to manage testing sites ("Beta Sites") for the Derivative Software in a manner which is consistent with beta sites for PeopleSoft Software. The Parties acknowledge that the quality and involvement of the Beta Sites in the Project is an important factor in the success of the Project, but it is also a possibility that other beta-type arrangements will be appropriate, such as a technology council or consortium. PeopleSoft shall work with SEA's president to identify and qualify the Beta Sites or other arrangements. All such Beta Site or other arrangement project management responsibilities typically associated with vendor-packaged software transactions, and associated fees, costs and expenses shall be the responsibility of PeopleSoft.

5. DEVELOPMENT ENVIRONMENT. Within the first month following the Effective Date, PeopleSoft shall, at its sole expense and cost, which expense and costs shall not be deemed Project Funding and shall not be recoverable under Section 12 or otherwise under this Agreement, establish a development environment (the "Development Environment") at SEA's Los Angeles area office, and will support the Development Environment for the duration of the Development Term and for the term of any Maintenance Contract. The LLC will reimburse PeopleSoft for all direct and allocable costs associated with providing and supporting SEA's Development Environment during the development term. Pursuant to the Marketing Agreement, all right, title and interest in SEA's Development Environment will transfer to PeopleSoft upon the earlier of i) the payment of [ * ] in cumulative payments to LLC or ii) the end of the payment term. SEA shall not (or permit ) transfer, pledge or encumber the Development Environment in any manner.

This Development Environment shall include:

         (i) A LAN based network including an RDBMS license (as of the Effective Date, this shall be Gupta SQLBase), a fully configured server, and [ * ] fully configured workstations for the developers.

         (ii) A complete set of PeopleTools for all developers working on the Project.

         (iii) Any required networking between SEA, PeopleSoft and Beta Sites as reasonably determined by PeopleSoft.

         (iv) Fully installed PeopleSoft Human Resource, PeopleSoft Payroll and PeopleSoft Financial systems.

         (v) Ongoing upgrades to the Development Environment and PeopleSoft's application systems as reasonably determined by PeopleSoft.

         (vi) Any appropriate PeopleSoft technical and applications documentation as reasonably determined by PeopleSoft.

The Development Environment shall be maintained by PeopleSoft to continue to incorporate, at PeopleSoft's sole expense and cost, which expense and cost shall not be deemed Project Funding and shall not be recoverable by PeopleSoft under
Section 12 or otherwise under this Agreement, updated technology, third party licenses and software relating to all of the foregoing only as determined by PeopleSoft in its sole judgment and the same may be modified, enhanced or improved throughout the Term as reasonably determined by PeopleSoft.


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SEA shall be responsible, at its expense and cost, for primary support of the
LAN and shall designate a local SEA LAN administrator who will be the primary contact between SEA and the PeopleSoft network services group. The cost and expense of the LAN administrator will be borne by SEA out of the Project Funding. PeopleSoft shall also: (i) provide local diagnostic support for the LAN, and (ii) provide backup onsite LAN diagnostic assistance in the event the network experiences any problems that cannot be corrected remotely or by the local SEA LAN administrator. During the Development Term and thereafter for as long as the Maintenance Contract is in force, PeopleSoft will continue to provide SEA with technical support as specified in Section 6.

6. TECHNICAL SUPPORT. PeopleSoft, with respect to items (ii), (iii), (iv) and
(v), and LLC, with respect to item (i), at their own expense and cost, which expense and cost shall not be deemed Project Funding and shall not be recoverable under Section 12 or otherwise under this Agreement, shall provide SEA with the following technical support:

         (i) Involvement on a timely basis, as may be from time to time reasonably requested by SEA, of senior, knowledgeable personnel for participation in technical and design reviews, and design consultation.

         (ii) Involvement in testing of the Derivative Software pursuant to the Test Plans.

         (iii) Involvement of application specialists only to review the design of the Derivative Software and to assist only in the review of integrating existing applications [ * ] with the Derivative Software as may be from time to time reasonably requested by SEA in writing.

         (iv) Mutually agreed upon PeopleTools consulting, including the enhancement of PeopleTools or other components of the Software if PeopleSoft and SEA agree such enhancement is required; provided that PeopleSoft shall be solely responsible for any additional costs and expenses incurred for PeopleSoft's enhancement of PeopleTools or other components of the Software pursuant to SEA's reasonable written request, and such additional costs and expenses in any case shall not be deemed to be Project Funding. The intent behind this subsection is not to permit a delay in the development of the Derivative Software due to SEA's request for a PeopleTools enhancement. Rather, the emphasis is only on mutually agreed upon PeopleTools enhancements that will not delay development of the Derivative Software.

         (v) Porting the Derivative Software to other Targeted Database Platforms and environments as determined by PeopleSoft.

7. PROJECT FUNDING AND OTHER PEOPLESOFT FUNDING.

         7.1 PROJECT FUNDING. The LLC will provide funding (the "Project Funding") to SEA to finance the Project as set forth in the Funding Schedule attached hereto as Exhibit "C" and incorporated herein by this reference. SEA can unilaterally reduce the funding it requires at any time, and if SEA elects to reduce the funding owed for a particular period, SEA can require that LLC add the amount of such reduction to any subsequent funding period(s). In no event shall LLC have an obligation to fund in excess of [ * ] . If the Project Funding at [ * ] is insufficient to complete the Project, PeopleSoft's and the LLC's rights shall include termination of this Agreement for convenience under Section 19.1, or obtaining or providing additional funding to keep this Agreement in effect. The Parties shall negotiate in good faith a commensurate decrease in the payment rates set forth in Exhibit "D."

Commencing on the Effective Date, the Project Funding payable shall be paid by LLC (or by PeopleSoft on LLC's behalf) to SEA pursuant to Exhibit "C" to the following bank account:

         [ * ]

All Project Funding is recoverable by PeopleSoft subject to the terms and conditions of Section 12 hereof.


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

7.2 OTHER FUNDING. In addition to the Project Funding, LLC shall be responsible for items (i) and (ii) and PeopleSoft shall be responsible for items (iii), (iv) and (v) as follows:

         (i) The reasonable costs and expenses of network/phone lines between SEA, PeopleSoft and the Beta Sites determined to be reasonably required by PeopleSoft and only as approved in advance by PeopleSoft or LLC in writing.

         (ii) All reasonable travel and lodging costs and expenses directly incurred by SEA during the Development Term in furtherance of this Agreement, including travel to Northern California (including, without limitation, travel to Pleasanton and Walnut Creek), to Beta Sites, and to meetings and conferences as determined by PeopleSoft. All such travel and lodging costs and expenses must be pre-approved in writing by PeopleSoft or LLC.

         (iii) The costs and expenses of programming or obtaining any Interface to the Software.

         (iv) The costs and expenses attributable to any change requested by PeopleSoft under Section 14.

         (v) The costs and expenses attributable to Porting the Derivative Software to the Targeted Database Platforms.

Nothing contained in this Section 7.2 shall be deemed to be Project Funding, and nothing contained in this Section 7.2 shall be recoverable by PeopleSoft or LLC from SEA under Section 12 or otherwise under this Agreement.

8. SEA FUNDING. SEA is responsible for all expenses related to recruiting the SEA team. In addition, SEA is responsible for all overhead expenses related to the operation of the development team and the development site, excluding the costs and expenses borne by PeopleSoft or LLC under Section 7 and the costs and expenses of the Development Environment borne by PeopleSoft or LLC under Section 5 of this Agreement.

9. KEY PERSONNEL. SEA recognizes that PeopleSoft and LLC have entered into this Agreement primarily to obtain the services of the Key Personnel. SEA agrees to use all reasonable efforts to ensure that the Key Personnel will devote substantially all of their efforts to the Project during the Development Term.

The Parties agree that should any Key Personnel for any reason become unavailable for more than twenty (20) consecutive days to devote substantially all of his/her efforts to the Project during the Development Term, SEA shall use its best efforts (at SEA's sole expense) to expeditiously replace the former employee with someone else to be approved by PeopleSoft and LLC, which approval cannot be unreasonably withheld. Should more than two Key Personnel become concurrently unavailable for more than twenty (20) consecutive days to devote substantially all of his/her efforts to the Project during the Development Term, irrespective of whether SEA replaces such Key Personnel, this will constitute a material breach of this Agreement by SEA. During the thirty day period after notice of such material breach issued by PeopleSoft or LLC to SEA, SEA shall have the opportunity to convince PeopleSoft and LLC that this will not materially affect the Project during the Development Term, which explanation by SEA can be accepted or rejected by PeopleSoft and LLC in their sole discretion.

10. PAYMENTS/DISTRIBUTORS.

10.1 PAYMENTS. PeopleSoft shall pay SEA during the Term for each sale, license or other conveyance or transfer of the Derivative Software or any subset thereof by PeopleSoft based on the appropriate payment percentage set forth in Exhibit "D." Exhibit "D" states the payment percentages during the Term at nine different levels of Project Funding. The payment percentage is determined based on the date that the license contract is signed by a client, not the date that the fees are invoiced. Except in the event of early termination as set forth in
Section 19, the appropriate payment percentages will be determined at the end of the Development Term, and will be based solely on the Payment Rate Schedule associated with the aggregate actual funding paid to SEA as of the end of the Development Term. If the actual Project Funding falls in between two Project Funding Levels, the higher Project Funding Level amount will be used to determine the applicable Payment Rate Schedule. Should PeopleSoft's exclusive distribution rights under the Marketing Agreement terminate, PeopleSoft may continue to distribute the Derivative Software on a non-exclusive basis (in which case all payment obligations to SEA will continue) and the LLC may distribute and/or appoint additional distributors of the Derivative Software subject to SEA's written approval which will not be unreasonably withheld. In considering such request, SEA is entitled to give full consideration to the impact that approval of the distributor will have on SEA's status as the Preferred Implementation Partner per Section 30 hereof and interest in future payments per this Section 10. Should LLC distribute or appoint distributors for the Derivative Software during the Term, LLC shall pay SEA for each sale, license or other conveyance or transfer of the Derivative Software or any subset thereof by LLC or additional distributors based on the appropriate payment percentage set forth in Exhibit "D".

The payment rate shall be determined in accordance with Exhibit D based upon the actual Project Funding received by SEA. Amounts reported and/or paid during the Development Term will be based on the lowest applicable payment percentage for that year. When the final actual amount of Project Funding is determined, a lump sum adjustment will be made if the payment percentage used should have been higher.

As an example only, if the Project Funding actually paid by LLC to SEA under
Section 7 hereof is [ * ], then the amount to be paid by PeopleSoft to SEA, for a sale made in the fourth year of the Term, is [ * ] of the Net License Fee attributable to such sale. Except as expressly set forth elsewhere herein, after the Term, PeopleSoft and LLC shall have no further payment obligation to SEA.

10.2 DISTRIBUTORS. In the event PeopleSoft or LLC (upon termination of PeopleSoft's exclusive distribution rights under the Marketing Agreement) wishes to appoint additional distributors of the Derivative Software, the Parties will meet and confer regarding such appointment. Any appointment of additional distributors of the Derivative Software is subject to SEA's written approval which will not be unreasonably withheld. In considering such a request, SEA is entitled to give full consideration to the impact that approval of the distributor will have on SEA's status as the Preferred Implementation Partner per Section 30 hereof and interest in future payments per this section 10. Regardless of whether the Derivative Software is distributed by PeopleSoft, LLC or their distributors, PeopleSoft and LLC will be obligated to pay SEA their respective payments due on any Net License Fees attributable to the Derivative Software. In addition, any agreements between PeopleSoft or LLC and their distributors shall obligate the distributor to pay SEA any amounts due SEA which PeopleSoft or LLC have failed to pay on the distributors behalf.

11. LUMP SUM PAYMENT. If SEA, LLC and PeopleSoft mutually agree, the Parties may elect to terminate this Agreement in exchange for the payment by PeopleSoft to SEA of a lump sum payment, in an amount mutually agreed upon between the Parties in writing. Payment of the lump sum payment shall terminate all of SEA's and PeopleSoft's obligations hereunder, except for the obligations of SEA set forth in Sections 11, 23, 24, and 38 hereof, and except for the obligations of PeopleSoft set forth in Sections 11, 25 and 30 hereof. If SEA and PeopleSoft are unable to amicably agree as to the amount of the lump sum payment, or if PeopleSoft fails to pay such lump sum payment in full to SEA, then this Section 11 shall be of no force or effect and the Agreement shall remain in effect.

12. RECOVERY OF PROJECT FUNDING. All Project Funding will be recoverable (subject to the terms and conditions set forth below), by PeopleSoft or, upon termination of PeopleSoft's exclusive distribution rights, LLC from payments earned by SEA under Section 10 hereof. If PeopleSoft and LLC both distribute the Derivative Software and prepare a quarterly report pursuant to Section 13.2 which would result in a cumulative recovery of Project Funding which exceeds total Project Funding, then each party's recovery for that quarter will be subject to a pro-rata adjustment which would result in cumulative payments equal to total Project Funding and a recovery of Project Funding for that quarter for each party equal that party's proportionate share of payments reported for that quarter. Except as set forth below, PeopleSoft and LLC will retain [ * ] of payments otherwise payable to SEA under Section 10 hereof, up to the total amount of Project Funding:


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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
         (i) During the [ * ] year of the Term, the first [ * ] in payments payable under Section 10 hereof shall not be subject to recovery by PeopleSoft and LLC.

         (ii) During the [ * ] year of the Term, the first [ * ] in payments payable under Section 10 hereof shall not be subject to recovery by PeopleSoft and LLC.

Except as expressly provided in this Agreement, the foregoing represents the only means under this Agreement by which PeopleSoft and LLC may recover any of the Project Funding from SEA, its shareholders, directors, officers, employees, representatives, subcontractors, agents, or any other Project participant (other than PeopleSoft, LLC or their assigns). If this payback structure does not recover all Project Funding, SEA, its shareholders, directors, officers, employees, representatives, subcontractors, agents and all Project participants (other than PeopleSoft, LLC or their assigns) will bear no liability for repayment of the Project Funding under this Agreement. PeopleSoft and LLC shall have no right to recoup any other funds expended by PeopleSoft and LLC under this Agreement or provided by PeopleSoft and LLC to SEA under this Agreement other than as set forth above with respect to the Project Funding.

13. RECORDS AND REPORTS/PAYMENTS.

13.1 PEOPLESOFT RECORDS. PeopleSoft and LLC shall keep full, true and accurate records and accounts in accordance with generally accepted accounting principles to show the amounts payable to SEA. These records and accounts shall include for each copy of Derivative Software or any Module licensed, sold, or otherwise conveyed or distributed:

         (i) The name and address of each recipient/purchaser/licensee.

         (ii) The date of shipment and date of invoice from each recipient/purchaser/licensee; and

         (iii) A copy of each signed end user license agreement and other applicable documents of transfer or conveyance.

PeopleSoft and LLC shall keep these records at their principal place of business. At SEA's direction and expense, an independent certified public accountant or public accounting firm shall have the right to conduct an audit of such records once per calendar year to determine PeopleSoft's and LLC's compliance with this Agreement. In the event any such audit reveals that PeopleSoft or LLC has understated the amount of fees that PeopleSoft or LLC is obligated to pay SEA under this Agreement by more than five percent (5%), PeopleSoft or LLC shall pay, in addition to any fees contractually due all reasonable costs, expenses and fees associated with the audit.

13.2 PAYMENTS. Except as otherwise provided in Section 10, thirty (30) days after the end of each calendar quarter during the Term, PeopleSoft and LLC shall
(a) provide SEA with a quarterly report in accordance with its standard reporting practices that is structured as a summary report and which also provides the information set forth above in 13.1 (i), (ii) and (iii) above, with accessibility to detailed backup information, and (b) pay SEA the amounts associated with all applicable Net License Fees which are invoiced in such quarter to end user licensees. The quarterly report provided by PeopleSoft and LLC to SEA hereunder shall in each case set forth information concerning the Module(s) licensed, customer name, ship date, quantity, standard list price, actual fee received, reductions for bundled services, Net License Fee applicable payment rate and the actual amount. All payments and calculations made hereunder shall be in United States dollars.

The Parties shall proportionately share the risk of Derivative Software end user licensee bad debts. Therefore, PeopleSoft and LLC shall be entitled to offset against any future payment due under Section 10 to SEA the amount of any amount previously paid to SEA for a Derivative Software end user licensee which is subsequently and reasonably deemed uncollectable by PeopleSoft or LLC with all collection efforts ceasing.

13.3 SEA RECORDS. SEA shall keep full, true and accurate records and accounts in accordance with generally accepted accounting principles to show the expenditure of the Project Funding. SEA shall keep these records at




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      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH
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                                 Page 13 of 40

SEA's principal place of business. PeopleSoft or LLC shall have the right to conduct an audit, at PeopleSoft's or LLC's expense, of such records once per calendar year.

14. CHANGES. After the completion in Phase 1 of the initial draft of the Test Plans, PeopleSoft and LLC may from time to time request reasonable changes in the Project by giving SEA written notice of such requested change. Within a reasonable number of days, not to exceed five (5) business days following receipt of such written notice of change, the following procedures shall govern:

         (i) SEA will assess the impact of the desired change(s) on the milestones to be reached, the timeframe for completion, the costs of the Project, and any further areas which, in the opinion of SEA, are likely to be affected by the desired change(s).

         (ii) SEA will notify PeopleSoft and LLC, in writing, of its estimates (which estimates shall not be binding on SEA if so labeled) regarding the items set forth in paragraph (i) above and shall await written instructions from PeopleSoft and LLC upon whether or not to proceed with the change(s). PeopleSoft and LLC shall respond in writing within ten (10) days of receipt of such notice, advising SEA whether or not to proceed with the change(s).

         (iii) In the event PeopleSoft or LLC wishes to incorporate PeopleSoft's or LLC's requested change(s), such change(s) hereunder will be incorporated into the Project on such terms and conditions as the Parties may agree by a written amendment to this Agreement duly executed by the Parties hereto. If the Parties cannot mutually agree in writing on the terms and conditions, then the requested change(s) will not be incorporated into the Project.

15. ACCEPTANCE TESTING. PeopleSoft's and LLC's Acceptance of the Derivative Software shall occur after PeopleSoft and LLC review the results of the testing of the Derivative Software based on the mutually agreed upon Test Plans. PeopleSoft and LLC will review and approve test results within the time frame to be reasonably determined in the Test Plans. Within a reasonable time frame not to exceed ninety (90) days, SEA will fix errors identified during development and Acceptance Testing. PeopleSoft and LLC grant the following individuals full authority to agree to test plans, and to review and approve test results: LLC's General Manager (currently Paul Salsgiver), PeopleSoft's General Manager of Higher Education (currently Paul Salsgiver), PeopleSoft's Public Sector Development Manager [ * ] , and PeopleSoft's Student Administration Product Line Manager [ * ] . Acceptance of the Derivative Software will occur upon the approval of both the LLC's General Manager and PeopleSoft's General Manager of Higher Education,

Nothing contained herein shall render SEA liable or responsible for the correction or cost to correct any errors to the extent directly attributable to the Software, Interface or Porting. Within a reasonable time period, PeopleSoft agrees to, at PeopleSoft's expense and cost, which expense and cost shall not be deemed Project Funding and shall not be recoverable under Section 12 or otherwise under this Agreement, fix errors identified and agreed upon in writing between the Parties during development and Acceptance Testing to the extent directly attributable to the Software, any Interface, or Porting. Nothing in
Section 15 shall limit PeopleSoft's and LLC's right to terminate this Agreement for convenience as set forth in Section 19.1.

16. MONTHLY PROGRESS REPORTS AND BACKUP. Within thirty (30) days after the end of each calendar month, SEA shall furnish PeopleSoft and LLC with written progress reports, reflecting its activity under this Agreement during the prior month. The monthly progress reports shall contain such information and be in the format that PeopleSoft and LLC shall reasonably request. SEA will backup the development databases on the LAN provided by PeopleSoft under Section 5 hereof daily and every week during the Development Term will provide PeopleSoft and LLC with a copy of the entire backup.

17. PROJECT MILESTONES/DELAYS.

17.1 During Phase 1 and as refined during Phase 2, both SEA, LLC and PeopleSoft will define and mutually agree upon development milestones to be set forth in the Project Plans.


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      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH
      RESPECT TO THE OMITTED PORTIONS.

SEA, LLC and PeopleSoft will also define and mutually agree in writing upon the milestones to be set forth in the Project Plans that must be met in order for SEA to vest in a payment stream ("Vesting Milestones"). The Vesting Milestone for a particular time in the Project will be based only on the deliverables actually delivered by SEA to PeopleSoft and LLC.

In the Project Plans, SEA, LLC and PeopleSoft shall set forth the percentage of the total Project represented by each Vesting Milestone, and SEA will be vested in that percentage of the payment stream as each Vesting Milestone achieves Acceptance, with the payment schedule percentage to be determined using the following implied funding level formula ("Implied Funding Level Formula):

         Actual funding to date     x     [ * ]   =    Implied Project Funding
         Scheduled payments to date

Exhibit "G" provides a hypothetical example for illustrative purposes only.

One of the Vesting Milestones may include PeopleSoft's and LLC's Acceptance of a functional prototype of all the Module functions.

All Parties agree to work in good faith to ensure that all milestones are achieved in the jointly agreed upon time frames.

17.2 In the event that SEA or PeopleSoft misses any milestone assigned to them in the Project Plans, then at the time of missing such milestone, the Parties will meet and confer to determine the reasonable necessity, if any, for any extension of the applicable deadlines for any of the other's milestones which the Parties reasonably believe are dependent on the milestone which was missed. Any and all such Project Plan modifications and associated agreements must be agreed upon in a formal written amendment to this Agreement to be effective.

17.3 Notwithstanding Sections 17.1 and 17.2, in the event that SEA or PeopleSoft misses any milestone assigned to them in the Project Plans and fails to complete the milestone within thirty (30) days from the milestone's original target date or subsequently modified target date as set forth in an agreed upon writing, then unless the Parties otherwise agree in writing within such thirty (30) day cure period, such missed milestone(s) may be considered to be a material breach subject to termination as set forth in Section 19.2 or 19.1 and such termination in accordance with Section 19.2 or 19.1 shall be the sole remedy.

18. PROJECT COMPLETION DATE. SEA and PeopleSoft shall commence the Project on the Effective Date, and SEA shall use all commercially reasonable efforts to deliver the Derivative Software to PeopleSoft and LLC for Acceptance Testing in accordance with the Test Plans on or before [ * ]. Time is of the essence regarding this Agreement.

19. TERMINATION.

19.1 TERMINATION FOR CONVENIENCE BY LLC.

         (i) If LLC, in its sole discretion, terminates this Agreement, for any reason other than for a material breach on the part of SEA, at any point prior to thirty (30) days following LLC's receipt of the Project Plans specified in Phase 1, LLC's sole obligation, other than with respect to the payment of any vested payments associated with the applicable Vested Milestones as set forth in
Section 17 and payment of any pro-rated Project Funding due but not yet paid prior to the date of termination, shall be to pay SEA a [ * ] cancellation fee plus the actual lease cancellation costs paid by SEA for termination of its office lease up to a maximum of [ * ].

Payments will be calculated using Exhibit "D", the Vesting Milestone percentage(s) of the Project and the Implied Funding Level Formula. In the event of a termination for convenience, the [ * ] cancellation fee paid by LLC shall be recoverable and shall constitute Project Funding. The scheduled Project Funding payments made by



* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH
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                                 Page 15 of 40

LLC to SEA incurred prior to cancellation are recoverable by PeopleSoft and LLC against PeopleSoft's and LLC's Section 10 payment obligations.

If LLC terminates this Agreement for convenience due to the failure to agree on a Project Plan or if LLC terminates this Agreement for convenience with a belief that an unfavorable market exists for the Derivative Software, PeopleSoft and LLC will nevertheless negotiate in good faith to offer SEA the ability to act as a non-exclusive VAR for the Derivative Software in accordance with PeopleSoft's then current value-added-remarketer program for the higher education market.

         (ii) After the thirty (30) day period set forth in paragraph (i) above has elapsed, if LLC terminates this Agreement for convenience, and not due to a material breach on the part of SEA, LLC's sole obligation to SEA, other than with respect to payment of any vested payments set forth in Section 17, and payment of any pro-rated Project Funding due but not yet paid prior to the date of termination, will be to pay SEA [ * ] months expense and cost for the Key Personnel, [ * ] months expense and cost for other developers, and [ * ] month expense for administrative personnel at the point of termination plus the actual lease cancellation costs paid by SEA for termination of its office lease up to a maximum of [ * ]. This expense and cost shall be calculated at [ * ] per month for each Key Personnel, [ * ] per month for other developers, and [ * ] per month for administrative personnel. In no event shall such termination amount exceed [ * ] . All termination payments made by LLC shall be Project Funding and subject to recovery against future Section 10 payments payable to SEA, but shall be excluded from the Implied Funding Level Formula.

         (iii) LLC shall not be entitled to terminate this Agreement for convenience after [ * ], which is [ * ] months before the end of the Development Term. The end of the Development Term is [ * ].

19.2 TERMINATION FOR CAUSE.

         (i) Any party may terminate this Agreement and seek any available remedies at law or equity, in the event one of the other Parties has committed fraud under this Agreement or intentionally violates any other's intellectual property rights.

         (ii) If any party materially breaches this Agreement and does not remedy such breach within thirty (30) days after receipt of written notice from one of the other Parties, the other Parties shall have the right, at its option, to:

      (1) Suspend performance or payment until such breach is remedied, without excusing the breaching party from any obligation arising prior to the date of such election;

      (2) Cancel this Agreement, if the material breach is not a performance breach by SEA for failure to achieve any Vesting Milestone, with no further obligation except for SEA's return to LLC of any unexpended Project Funding and the Development Environment, without excusing the breaching party from any obligation arising prior to the date of such cancellation; or

      (3) Seek a combination of (1) and (2) and seek those remedies available at law or equity, except to the extent limited by the terms of this Agreement.

         (iii) In the event SEA terminates this Agreement due to a material breach by PeopleSoft or LLC, and provided SEA is not in material breach, SEA only retains its rights to any vested payments under this Agreement and SEA's sole remedy shall only be to retain all Project Funding received by SEA and LLC's sole obligation to SEA, other than with respect to payment of any vested payments set forth in Section 17, and payment of any pro-rated Project Funding due but not yet paid prior to the date of termination, will be only to pay SEA [ * ] months expense and cost for the Key Personnel, [ * ] months expense and cost for other developers, and [ * ]




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      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH
      RESPECT TO THE OMITTED PORTIONS.


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[ * ] month expense for administrative personnel at the point of termination of the Agreement, plus the actual lease cancellation costs paid by SEA for termination of its office lease up to a maximum of [ * ] . This expense shall be calculated at [ * ] per month for each Key Personnel, [ * ] per month for other developers, and [ * ] per month for administrative personnel. In no event shall such termination payment amount exceed [ * ] . All termination payments made by LLC shall be Project Funding and subject to recovery against future Section 10 Payments to SEA, but shall be excluded from the Implied Funding Level Formula.

In any event, SEA shall not be entitled to terminate this Agreement for convenience and SEA may only terminate this Agreement for cause as set forth in this Section 19.2.

      (iv) During the Development Term, in the event PeopleSoft or LLC terminates this Agreement due to SEA's decision to work for another person or entity to develop software competitive to the Derivative Software, PeopleSoft's and LLC's damages shall be limited to the amount of Project Funding paid and SEA's rights to continue to receive future payments shall immediately cease.

      (v) During the Development Term, in the event PeopleSoft or LLC terminates this Agreement due to SEA's failure to achieve any Vesting Milestone within sixty (60) days of the agreed upon date in the Project Plans, SEA's rights to continue to receive future payments under this Agreement shall continue, subject to offset in the amount of the Project Funding paid by LLC to SEA and SEA shall be entitled to receive payment of any pro-rated Project Funding due under the Project Plans but not yet paid prior to the date of written notice of default due to failure to achieve the Vesting Milestone. LLC's obligation to provide Project Funding is suspended at the time of issuance of a notice of default due to a failure of SEA to achieve a Vesting Milestone and is revived only upon cure of the material breach.

20. REPRESENTATION AND WARRANTIES.

20.1 SERVICES. SEA represents and warrants to PeopleSoft and LLC that during the Development Term and the term of any Maintenance Contract, the services to be performed by SEA hereunder shall be performed in a timely, good, professional, workmanlike and competent manner. PeopleSoft represents and warrants to SEA that during the Development Term and the term of any Maintenance Contract, the services to be performed by PeopleSoft hereunder shall be performed in a timely, good, professional, workmanlike and competent manner.

20.2 ORIGINAL DEVELOPMENT. SEA represents and warrants to PeopleSoft and LLC that the Modules will be of original development by SEA, will be specifically developed for this Agreement and will not infringe upon or violate any United States or Canadian patent, copyright, trade secret or other United States or Canadian proprietary right of any third party. PeopleSoft represents and warrants to SEA and LLC that the Software, Interfaces and Porting will be of original development by PeopleSoft and will not infringe upon or violate any United States or Canadian patent, copyright, trade secret or other United States or Canadian proprietary right of any third party.

20.3 COMPLIANCE WITH APPLICABLE LAWS. SEA warrants to PeopleSoft and LLC that to the best knowledge of SEA, the Modules delivered to PeopleSoft and LLC hereunder and performance by SEA of its obligations hereunder, shall be in compliance with all applicable laws, rules and regulations as of the date of delivery thereof. PeopleSoft warrants to SEA and LLC that to the best knowledge of PeopleSoft, the Software, the Porting, and the Interfaces delivered to SEA hereunder and performance by PeopleSoft of its obligations hereunder, shall be in compliance with all applicable laws, rules and regulations as of the date of delivery thereof.

20.4 NO THREATENED LITIGATION. All Parties represent to the others that to the best knowledge of such party or its key developers, such party and its key developers are not involved as a plaintiff or defendant in any litigation and is not aware of any threatened litigation in which it could become involved that is likely to materially or adversely affect either party's rights or obligations under this Agreement.



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20.5 AUTHORITY. All Parties represent and warrant to the others that it has the full power and authority to enter into this Agreement and that any representative of such party who signs this Agreement has full power and authority to enter into this Agreement.

20.6 LLC and PeopleSoft represent and warrant that LLC shall have an initial capitalization of at least [ * ] and that the LLC will not extend loans to any member(s), make cash distributions to any member(s) during the Development Term or engage in any other transactions in which the initial capital of LLC is paid to its members during the Development Term without the prior written consent of SEA, such consent not to be unreasonably withheld.

21. MODULES AND DERIVATIVE SOFTWARE PROVIDED BY SEA TO PEOPLESOFT AND LLC ON "AS IS" BASIS: NO MAINTENANCE, SUPPORT OR WARRANTY OBLIGATIONS OF SEA.

21.1 EXCEPT AS MAY BE EXPRESSLY SET FORTH IN A MAINTENANCE CONTRACT EXECUTED BY SEA AND PEOPLESOFT OR LLC, AFTER THE EXPIRATION OF THE DEVELOPMENT TERM, THE MODULES AND DERIVATIVE SOFTWARE ARE PROVIDED TO PEOPLESOFT AND LLC "AS IS" WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SEA SHALL HAVE NO OBLIGATION TO PROVIDE ANY MAINTENANCE, SUPPORT OR WARRANTY SERVICE TO PEOPLESOFT, LLC, ANY THIRD PARTY OR ANY END USER OF THE MODULES AND DERIVATIVE SOFTWARE OR TO ANY OTHER THIRD PARTY MAKING A CLAIM IN WHOLE OR IN PART BASED UPON THE MODULES AND DERIVATIVE SOFTWARE.

22. LIMITED LIABILITY.

22.1 EXCEPT FOR THE RESPECTIVE OBLIGATIONS UNDER SECTIONS 24 AND 25, VIOLATIONS OF ANY PARTY'S INTELLECTUAL PROPERTY RIGHTS FOR WHICH NO LIMITATION ON DAMAGES SHALL APPLY, AND PEOPLESOFT'S OR LLC'S LIABILITY TO SEA FOR VESTED PAYMENTS UNDER SECTION 17 AND PROJECT FUNDING THAT IS PAYABLE UNDER SECTION 7 PRIOR TO ANY TERMINATION OF THIS AGREEMENT, THE LIABILITY OF ANY PARTY FOR DAMAGES UNDER THIS AGREEMENT SHALL BE LIMITED TO ACTUAL AMOUNTS PAID BY PEOPLESOFT OR LLC TO SEA UNDER THIS AGREEMENT.

IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTIES FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOST PROFITS (OTHER THAN VESTED PAYMENTS UNDER SECTION 17 EARNED BY SEA), EVEN IF THE OTHER PARTY HAS BEEN INFORMED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING, AND EVEN IF THE LIMITED REMEDIES STATED HEREIN FAIL IN THEIR ESSENTIAL PURPOSE.

22.2 NO PASS THROUGH OF WARRANTY OBLIGATIONS. SEA AND LLC DO NOT MAKE BY VIRTUE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, AND SEA AND LLC HEREBY EXPRESSLY DISCLAIM, ANY REPRESENTATION OR WARRANTY TO ANY END USER, DEALER, DISTRIBUTOR OR THIRD PARTY (INCLUDING, WITHOUT LIMITATION, CUSTOMERS OF PEOPLESOFT), WITH RESPECT TO ANY MODULE OR ANY DERIVATIVE SOFTWARE ACQUIRED BY PEOPLESOFT PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. PEOPLESOFT SHALL TAKE ALL MEASURES REASONABLY NECESSARY TO ENSURE THAT NEITHER IT NOR ANY OF ITS EMPLOYEES OR AGENTS MAKES OR PASSES ON, ANY SUCH REPRESENTATION OR WARRANTY ON BEHALF OF SEA OR LLC TO ANY END USER, DEALER, DISTRIBUTOR OR THIRD PARTY (INCLUDING, WITHOUT LIMITATION, CUSTOMERS OF PEOPLESOFT).

23. OWNERSHIP OF DERIVATIVE SOFTWARE.


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

23.1 SEA and PeopleSoft agree that all or any portion of the Modules, Derivative Software and design documents, flow charts and all other related development documents, and all patents and copyrights to each of the items therein, shall be the exclusive property of LLC. PeopleSoft, SEA or any of its agents, subcontractors or consultants shall have no ownership interest in the Modules, Derivative Software or development documents. SEA and PeopleSoft agree that the Derivative Software, Modules and development documents shall be considered a "work for hire" for the benefit of LLC and any of its assigns pursuant to this Agreement. Upon LLC's reasonable request, SEA and PeopleSoft agree to execute documents, including, but not limited to, copyright assignment documents, and to perform such acts as may be deemed necessary or advisable to confirm in LLC all right, title and interest of SEA and PeopleSoft in and to the Modules, Derivative Software and development documents, including all patent applications, patents and copyrights thereon, and to enable and assist LLC in procuring, maintaining, enforcing and defending patents, copyrights and other applicable statutory protection on the Modules, development documents and the Derivative Software. Except as set forth elsewhere in this Agreement, SEA and PeopleSoft hereby irrevocably assign to LLC in perpetuity all right, title and interest in the Derivative Software, Modules and development documents that SEA and PeopleSoft may now have or later acquire directly through SEA's development of the Derivative Software and Modules in accordance with the Project Plans, including any Moral Rights. SEA and PeopleSoft further agree to enter into any and all necessary agreements with its employees, subcontractors and agents who perform services under this Agreement and to take any and all other reasonable and necessary measures to effect such complete ownership in LLC. SEA and PeopleSoft irrevocably waives and relinquishes, for itself and its employees and agents, any claims of Moral Rights with respect to any and all uses of the Derivative Software, Modules and development documents and SEA and PeopleSoft will take all reasonable actions, including taking legal action against such employees or agents to ensure that neither it nor its employees/agents shall assert any such claims with respect to such Moral Rights. Nothing set forth herein shall prevent PeopleSoft, SEA or their employees from using or exploiting information which (i) is not Confidential Information, or (ii) is not part of the Derivative Software, Modules or development documents.

23.2 Pursuant to the Maintenance and Support Services Terms and Conditions (Exhibit F), all Parties acknowledge that, after the development term, the Derivative Software will be subject to maintenance, updates and enhancements as further described in Exhibit F. The Parties anticipate that such maintenance, updates and enhancements will be so significant that after [ * ] years the Derivative Software will have evolved to substantially new software as compared to the Derivative Software released at the end of the Development Term. If the Maintenance and Support Services and all enhancements are funded principally by PeopleSoft and PeopleSoft has retained its exclusive distribution rights under the Marketing Agreement, then, pursuant to the Marketing Agreement, PeopleSoft will receive all right, title and ownership as described in Section 23.1 to the Derivative Software upon the earlier of i) the payment of [ * ] in cumulative payments to LLC (but such title transfer shall not alter PeopleSoft's payment obligations to LLC under the Marketing Agreement), or ii) the end of the payment term. If the Maintenance and Support Services and all enhancements are funded by PeopleSoft and LLC, and/or PeopleSoft is no longer the exclusive distributor of the Derivative Software, the LLC will continue to have all right, title and ownership in the Derivative Software as of the end of the Development Term and PeopleSoft and the LLC will [ * ] ownership interest in any modifications, enhancements or other changes made to the Derivative Software subsequent to the Development Term until PeopleSoft has paid [ * ] in cumulative payments to LLC at which time PeopleSoft will receive all right, title and ownership as described in Section 23.1 to the Derivative Software

24. INDEMNIFICATION BY SEA. Notwithstanding Section 22.1, SEA shall indemnify and defend PeopleSoft and LLC against any claims (i) that all or any portion of the Derivative Software and Modules developed by SEA infringe any United States or Canadian patent, copyright or trade secret; (ii) attributable to any act of SEA in its creation of the Derivative Software or Modules; or (iii) relating to third party licenses or other agreements between SEA and any third party, in each case provided that SEA is given prompt notice of such claim and is given information, reasonable assistance, and authority to defend or settle the claim. In the defense or settlement of the claim, SEA may obtain for PeopleSoft and LLC the right to continue using and marketing the Derivative Software and Modules or replace or modify Derivative Software and Modules so that it becomes noninfringing while giving substantially equivalent performance. SEA shall have no liability to the extent the alleged infringement is based on: (i) a modification of Derivative Software or Modules by anyone other than SEA or its


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

agents, consultants or subcontractors under SEA's direction; (ii) the use of the Derivative Software or Modules other than in accordance with the Documentation;
(iii) the Software; (iv) any Interface; (v) any Porting. SEA shall have no liability to the extent the alleged infringement is based on claims covered by
Section 25 hereof. However, each party shall be liable to the others in the percentage amount of their determined liability.

25. INDEMNIFICATION BY PEOPLESOFT. Notwithstanding Section 22.1, PeopleSoft shall indemnify and defend SEA and LLC against any claims (i) that all or any portion of the Software, the Interfaces or the Porting developed by PeopleSoft infringe any United States or Canadian patent, copyright or trade secret; (ii) attributable to any act of PeopleSoft in its creation, distribution or maintenance of any of the Software, Derivative Software, Documentation, Modules, Development Environment and Beta Sites; or (iii) relating to third party licenses or other agreements between PeopleSoft and any third party, in each case provided that PeopleSoft is given prompt notice of such claim and is given information, reasonable assistance, and authority to defend or settle the claim. PeopleSoft shall have no liability to the extent the alleged infringement is based on claims covered by Section 24 hereof. However, each party shall be liable to the others in the percentage amount of their determined liability.

26. LICENSE. During the Term only, PeopleSoft and LLC grant SEA a non-exclusive, nontransferable license to use a reasonable number of copies of the Software solely for promotion, demonstration or internal use purposes connected with this Agreement or in conjunction with SEA's development, support, demonstration, testing (and all other similar supporting tasks) of the Derivative Software. SEA's use of the Software shall be in accordance with the terms and conditions of PeopleSoft's standard license agreement, a copy of which is attached hereto as Exhibit "E" and in the event of conflict between the license in this Agreement and Exhibit "E", the Agreement shall control.

27. MAINTENANCE CONTRACT. SEA and PeopleSoft and, upon termination of PeopleSoft's exclusive distribution rights under the Marketing Agreement, LLC agree to negotiate in good faith the terms and conditions of a Maintenance Contract for the Derivative Software. The Parties shall use reasonable efforts to finalize the Maintenance Contract at least six (6) months prior to the initial shipment of the beta versions of the Derivative Software and may include terms and conditions similar to those identified in Exhibit F attached hereto.

28. NONCOMPETITION.

This Section 28 shall survive termination of the Agreement only for a period of one (1) year from termination.

28.1 RESTRICTIONS ON SEA. During the Term, SEA shall not directly or indirectly (other than with LLC, PeopleSoft or a PeopleSoft Affiliate) develop or participate in the development or marketing to the higher education market of any software product being developed for commercial distribution which is competitive with the Derivative Software. After the Development Term, SEA and its personnel are not precluded from participating in the custom development of software or the customization of software packages for internal use only by individual clients and SEA will undertake all reasonable efforts to ensure that there is no plan to transfer or convey external use rights in any way to the custom software and/or the customizations.

28.2 RESTRICTIONS ON PEOPLESOFT AND LLC. During the Term, PeopleSoft and LLC shall not directly or indirectly (other than with SEA) participate in the distribution or marketing to the higher education marketplace of any software product which is directly competitive with the Derivative Software. This Section
28.2 shall immediately cease (with no one year waiting period) in the event SEA elects to work with another entity or person to develop or market software which is competitive with the Derivative Software.

29. SALE OF INTEREST IN SEA. PeopleSoft, Inc. shall have a first right of refusal in connection with each and any sale of a [ * ] interest in the outstanding or newly issued capital stock of SEA during the Development Term or any interest once SEA has cumulatively conveyed (via multiple transactions) more than [ * ] percent. The intent is not to permit SEA to circumvent PeopleSoft's first right of refusal rights or PeopleSoft's right to terminate Section 30 after the Development Term by SEA selling multiple [ * ] interests which have the cumulative effect of transferring a cumulative interest of more than [ * ] percent to a third party or Parties. A [ * ] interest is defined as [ * ] or more. As used herein, a sale of a [ * ] interest in the


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

outstanding or newly issued capital stock of SEA shall expressly exclude any interest offered or transferred pursuant to an employee benefit plan or to or between any person(s) who are both employees, directors, shareholders or controlling persons of SEA. After the expiration of the Development Term and first year of the Maintenance Contract (or earlier termination of this Agreement) this Section 29 shall terminate and be of no further force or effect, except that a sale of a [ * ] interest will act to terminate Section 30 in the event PeopleSoft reasonably determines that (i) SEA's ability to act as a preferred implementation partner will have a negative impact on PeopleSoft's Derivative Software marketing activities, (ii) is likely to result in disclosure of PeopleSoft Confidential Information, (iii) it is likely to adversely impact PeopleSoft's ability to manage other Derivative Software implementation partnerships; or (iv) a PeopleSoft competitor has acquired the [ * ] interest in SEA. Should PeopleSoft not exercise its first right of refusal, LLC shall have the same first right of refusal as described herein.

30. PREFERRED IMPLEMENTATION PARTNER STATUS. Effective as of the Effective Date, SEA will be given a preferred implementation partner status associated with the Derivative Software. PeopleSoft, LLC and SEA will work together during and at the end of the Development Period to develop a preferred role for SEA within any PeopleSoft or LLC implementation partners program for the Derivative Software. In any event, SEA will have the right to acquire and use Derivative Software licenses for internal use only at no license fee in conjunction with SEA's role as an implementation partner. As of the Effective Date, PeopleSoft and SEA have discussed the possibility of a key role for SEA within the Derivative Software installation process. Such good faith discussions shall continue during and at the conclusion of the Development Term to define SEA's role. The intent behind this paragraph is not necessarily to provide SEA with exclusive status as an implementation partner, but to offer SEA preferential treatment to the extent reasonably practicable within PeopleSoft's or LLC's (or any distributor appointed by LLC) then current implementation partners program.

During the Term, neither PeopleSoft nor LLC will enter into any transactions that contractually limit in a material fashion PeopleSoft's or LLC's continuing relationship with SEA as a preferred implementor. If PeopleSoft, LLC or any other distributor appointed by the LLC begins to offer implementation services themselves, SEA's preferred status will still be in force. SEA will not then be obligated to pay PeopleSoft or LLC any finder's fees for any implementation business that SEA may obtain, nor shall PeopleSoft, LLC or any other distributor appointed by the LLC accept any finder's fees from any other implementation services providers for assisting PeopleSoft, LLC or any other distributor appointed by the LLC in obtaining customers. In the event that SEA has proven to be ineffective as a preferred implementation provider as reasonably indicated by PeopleSoft's or LLC's client feedback, or does not have sufficient resources available to provide timely implementation services to new licensee's, PeopleSoft and LLC shall have the right to terminate the restrictions in this paragraph.

Both PeopleSoft and LLC recognize SEA's status as the Preferred Implementation Partner associated with the Derivative Software as defined herein and agree hereby to meet before the end of the Development and agree upon a regular schedule of meetings in which the Parties will discuss planned and ongoing software development efforts, joint marketing plans and any reasonable request for information regarding End Users.

31. PARTICIPATION ON BOARD OF DIRECTORS. As of the Effective Date and throughout the Term, SEA shall provide PeopleSoft or LLC with one (1) seat on SEA's board of directors

32. ASSIGNMENT AND SUBCONTRACTING BY SEA / SUBCONTRACTING BY PEOPLESOFT

32.1 During the Development Term, SEA shall not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of LLC, which consent can be withheld in LLC's sole discretion.

With LLC's prior written consent, SEA will be entitled to subcontract work to be performed under the Project Plans, provided that such assignment shall not work a novation and SEA shall remain responsible for all of its duties and obligations hereunder. SEA is responsible for all costs and expenses associated with the subcontract and such costs shall be considered Project Funding.

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

32.2 PeopleSoft will be entitled to subcontract work to be performed under the Project Plans or otherwise in its discretion, provided that such assignment shall not work a novation as to PeopleSoft and PeopleSoft shall remain responsible for all of its duties and obligations hereunder.

32.3 SEA shall not hire or utilize [ * ] without the prior written consent of PeopleSoft and LLC, which consent may be withheld in PeopleSoft's or LLC's sole discretion. Once PeopleSoft and LLC provide such written consent, such person shall be permitted to work for SEA without further consent required, provided adequate written assurances are received by SEA from such person that they are not contractually or otherwise prohibited from developing the Derivative Software. In the event such person is reasonably viewed thereafter by PeopleSoft, LLC or SEA to have breached their representations to SEA, SEA shall not be in material breach of this Agreement provided SEA has taken all reasonable actions to remedy or cure such employee breach which may include termination of such employee's employment with SEA.

Any assignment or transfer by either party in violation of this Section 32. shall be deemed to be null and void.

33. PERFORMANCE AUDITS. In order to ensure the proper performance hereunder, PeopleSoft and LLC shall have the right at anytime upon reasonable notice to inspect and receive copies of all completed and partially completed portions of the Derivative Software, programming, printed program source code listings, narratives, record layouts, file descriptions, computer output, working papers and other material relating to the Project.

34. ACCESS TO FINANCIAL STATEMENTS. Once every twelve months, SEA, LLC and PeopleSoft shall provide the Parties with updated and audited financial statements for its company.

35. INDEPENDENT CONTRACTOR.

SEA shall be deemed to be an independent contractor in the performance of this Agreement and shall not be considered or permitted to be an agent, servant, joint venturer or partner of PeopleSoft or LLC. All persons furnished, used, retained or hired by or on behalf of SEA shall be considered to be solely the employees or independent contractors of SEA, and SEA at all times shall maintain such supervision and control over its employees as is necessary to preserve its independent contractor status. SEA shall be responsible for payment of any and all unemployment, social security, withholding, and other payroll taxes for its employees, as applicable, including any related assessments or contributions required by law.

PeopleSoft shall be deemed to be an independent contractor in the performance of this Agreement and shall not be considered or permitted to be an agent, servant, joint venturer or partner of SEA or LLC. All persons furnished, used, retained or hired by or on behalf of PeopleSoft shall be considered to be solely the employees of PeopleSoft, and PeopleSoft at all times shall maintain such supervision and control over its employees as is necessary to preserve its independent contractor status. PeopleSoft shall be responsible for payment of any and all unemployment, social security, withholding, and other payroll taxes for its employees, as applicable, including any related assessments or contributions required by law.

36. FORCE MAJEURE. No party shall be deemed to be in default of any provision of this Agreement or liable for failures in performance resulting from acts or events beyond the reasonable control of such party. Such acts and events shall include but not be limited to acts of God, civil or military authority, civil disturbance, war, strikes, fires, earthquakes, other catastrophes, or other "force majeure" events beyond a party's reasonable control, and shall NOT include the death or disability of Key Personnel.

37. ARBITRATION; CHOICE OF LAW; FORUM.

37.1 ARBITRATION AUTHORITY. PeopleSoft, LLC and SEA expressly agree that any dispute, controversy, or claim arising out of or relating to this Agreement or the formation, breach, interpretation, or enforcement of this Agreement shall be submitted to and settled by binding arbitration conducted by the American Arbitration Association ("A.A.A."). The A.A.A. rules notwithstanding, in no event shall the arbitrator in any arbitration


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

under this Agreement have power or authority to add to or detract from the express agreement of PeopleSoft, LLC and SEA or to award punitive or consequential damages.

37.2 CHOICE OF LAW. This Agreement was entered into in the State of California, and its validity, construction, interpretation, and legal effect shall be determined and governed by the substantive laws and judicial decisions of the State of California applicable to contracts entered into and performed entirely within the State of California.

37.3 PLACE OF ARBITRATION; FORUM. PeopleSoft, LLC and SEA expressly agree that any arbitration pursuant to this Agreement shall be conducted in the county of the principal place of business where the party NOT requesting arbitration is located. Any and all functions or proceedings which must or may be performed or conducted by a court prior to, in conjunction with, or after any arbitration under this Agreement shall be performed or conducted by the Superior Court of the State of California located in the same county. Notwithstanding the foregoing, any award rendered in the arbitration and any order issued by the Superior Court of the State of California for the same county may be enforced in any court of competent jurisdiction.

37.4 ARBITRATION HEARING. PeopleSoft, LLC and SEA expressly agree that an oral hearing will be held in the arbitration. The oral hearing will commence within sixty (60) days after appointment of the arbitrator and will conclude within thirty (30) days after it commences. The arbitrator will make every effort to enforce this requirement strictly, and may extend the time for commencing and/or concluding the hearing only upon a showing that exceptional circumstances require extension to prevent manifest injustice.

37.5 COSTS AND FEES. PeopleSoft, LLC and SEA shall bear the expense of conducting the arbitration in equal proportions, but either PeopleSoft, LLC or SEA may advance such amounts, subject to recovery as an addition or offset to any award. PeopleSoft, LLC and SEA expressly agree that each will bear its own costs and fees incurred in any arbitration hereunder, and that the arbitrator shall not have the power or authority to award costs or fees to a prevailing party.

37.6 RELATED ACTIONS. PeopleSoft, LLC and SEA expressly agree that any legal action relating to the arbitration and any action to stay the arbitration or to modify or correct any award or otherwise, will be heard in the Superior Court of the State of California located in the county of arbitration.

Any action for injunctive or interim relief will be heard in either San Francisco or Los Angeles County as determined by the party bringing the action.

37.7 CONFIDENTIALITY. PeopleSoft, LLC and SEA acknowledge that the progress, and results of any arbitration, any testimony rendered in any arbitration proceeding, and any arbitral award (collectively, "Arbitration Information") are to remain strictly confidential. PeopleSoft, LLC and SEA agree not to publish or advertise any Arbitration Information by any means and further agree to take reasonable care, but in no event less care than it takes to protect their own confidential business information generally, to prevent disclosure and dissemination of any Arbitration Information.

37.8 ARBITRATION BINDING. The award rendered in any arbitration will be final and binding, and may be enforced in any court of competent jurisdiction. PeopleSoft, LLC and SEA expressly waive any right they might have to appeal or petition for review of any arbitral award.

38.      CONFIDENTIAL INFORMATION.

38.1 SEA and LLC understand and agree that the Software and the Derivative Software and materials provided by PeopleSoft to SEA under this Agreement contain trade secrets, confidential and proprietary information of PeopleSoft (hereinafter referred to as the "Confidential Information"). SEA and LLC shall exercise all reasonable care to avoid unauthorized disclosure, publication, or dissemination of the Confidential Information, and will not copy or permit others to copy the Confidential Information, except for a reasonable number of copies necessary to perform the services hereunder, all of which shall be treated in accordance with the foregoing standard. SEA and LLC shall not disclose, provide, or otherwise make available the Confidential Information, in whole or in part, except in confidence to SEA's employees in the scope of their employment for purposes solely related to the performance of services hereunder by SEA. SEA and LLC shall return such Confidential Information to PeopleSoft at its request. If LLC, SEA or its employees use, disclose, or attempt to use or disclose any such Confidential Information in a manner contrary to this provision, then PeopleSoft shall have the right to seek injunctive relief against such breach or threatened breach pending arbitration as provided in
Section 37.

38.2 Under no circumstances shall Confidential Information include any information which:

                  (i)   Was in the public domain at the time it was disclosed.

                  (ii) Was lawfully known to SEA or LLC prior to the time of disclosure by PeopleSoft to SEA.

                  (iii) Is disclosed with the prior written approval of
                        PeopleSoft.

                  (iv) Is or becomes publicly known through no wrongful act of SEA or LLC.

                  (v) Becomes lawfully known to SEA or LLC from a source other than PeopleSoft without breach of this Agreement by SEA or LLC.

                  (vi) Is disclosed pursuant to the order or requirement of a court, administrative agency or other governmental body, provided that if SEA or LLC is required to disclose any Confidential Information pursuant to any governmental or legal proceedings, SEA or LLC will give PeopleSoft reasonable advance written notice of such proceeding.

39. RIGHTS UPON TERMINATION. Except as provided otherwise in this Agreement, upon the termination or expiration of this Agreement, SEA shall return to PeopleSoft or LLC, as appropriate, (and keep no copies of) any and all papers, materials and property of PeopleSoft, the Development Environment, all copies of the PeopleSoft Software, the Derivative Software, Modules, design or development documents and any portion thereof, held by SEA, its agents, employees or subcontractors in connection with the performance of this Agreement.

40. NOTICES. All notices given hereunder shall be in writing and deemed duly given upon personal delivery or on the third business day following the date on which each such notice is deposited postage prepaid in the U.S. Mail, registered or certified, return receipt requested. All notices shall be delivered or sent to the other party at the address shown below or at any other address as the party may designate by ten (10) calendar days prior written notice given in accordance with this provision.

                  IF TO PEOPLESOFT:

                  PeopleSoft, Inc.
                  1331 North California Boulevard
                  Walnut Creek, California 94596
                  Attention:  Legal Department

                  IF TO SEA:

                  Solutions For Education Administrators, Inc.
                  15515 San Fernando Mission Boulevard, Suite 6
                  Mission Hills, California 91345
                  Attention:  Geoff Collier

                  If to LLC:

                  SIS Development, LLC
                  4440 Rosewood Drive
                  Pleasanton, CA 94588
                  Attention: Paul Salsgiver

41. SURVIVAL. The following provisions shall survive any termination of this
Agreement: Sections 1, 2, 13.1, 19, 21, 22, 23, 24, 25, 27, 28, 35, 37, 38, 39,
40, 41, 43 and 44.

42. SUBSEQUENT CHANGES IN AGREEMENT. This Agreement may be modified only by an amendment executed in writing by a duly authorized representative for PeopleSoft, LLC and SEA.

43. DUPLICATE ORIGINALS. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. In proving this Agreement it shall not be necessary to produce more than one (l) such original.

44. ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, and there are no oral or written representations, understandings or agreements between the Parties respecting the subject matter hereof which are not fully expressed herein. All amendments must be in writing and signed by the Parties' authorized signatories to be effective.

THE TERMS, CONDITIONS, AND PRICING IN THIS AGREEMENT ARE CONFIDENTIAL AND SHALL NOT BE DISCLOSED BY SEA, LLC OR PEOPLESOFT TO ANY THIRD PARTY WITHOUT THE PRIOR WRITTEN CONSENT OF ALL OF THE OTHER PARTIES, SUCH CONSENT NOT TO BE UNREASONABLY WITHHELD.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its respective duly authorized representative on the Amended Effective Date entered below.


AMENDED EFFECTIVE DATE:             22 DECEMBER 1995.

SOLUTIONS FOR EDUCATION
  ADMINISTRATORS, INC.              PEOPLESOFT, INC.                    SIS DEVELOPMENT, LLC


/S/ GEOFFREY R. COLLIER             /S/ RONALD E.F. CODD                /S/ PAUL H. SALSGIVER JR.
-------------------------------------------------------------------------------------------------
AUTHORIZED SIGNATURE                AUTHORIZED SIGNATURE                AUTHORIZED SIGNATURE


GEOFFREY R. COLLIER, PRESIDENT      RONALD E.F. CODD - SR. VP CFO       PAUL H. SALSGIVER JR., MANAGER
------------------------------------------------------------------------------------------------------
PRINTED NAME AND TITLE              PRINTED NAME AND TITLE              PRINTED NAME AND TITLE

                                    EXHIBIT A
              FUNCTIONS FOR CONSIDERATION AS OF THE EFFECTIVE DATE



                                     [ * ]

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                     [ * ]

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                     [ * ]

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT B
                                 FUTURE MODULES

                                     [ * ]

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                     [ * ]

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                    EXHIBIT C

                                FUNDING SCHEDULE

The following spreadsheet provides the schedule for the Project Funding that LLC will provide to SEA under the terms of the Agreement. SEA can unilaterally reduce the Project Funding to be received at any time, and if SEA elects to reduce the Project Funding SEA receives in a particular funding period, SEA can require that LLC add the amount of such reduction to any subsequent funding period(s).



                                                Payment Date (on following
Month During          Period     Cumulative     business day if falls on weekend
Development Term      Funding    Funding        or holiday)
[ * ]


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                    EXHIBIT D

                              PAYMENT RATE SCHEDULE

Project                                                                  TARGET
Funding           %      %    %     %     %     %     %     %    %    %  NET
Level           YR     YR   YR    YR    YR    YR    YR    YR   YR   YR   PAYMENT
               1      2    3     4     5     6     7     8    9    10
[ * ]


For the avoidance of doubt, the Target Net Payment is not a guaranteed payment amount or guaranteed payment stream, rather the Target Net Payment is only a rough estimation of the possible payment amount.


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                    EXHIBIT E
                                LICENSE AGREEMENT
          (Term of use shall be Term of Software Development Agreement)
                SOFTWARE END USER LICENSE AND SERVICES AGREEMENT

This agreement ("Agreement") is made as of                             ,1994
("Effective Date") by and between PeopleSoft, Inc. ("PeopleSoft"), a Delaware corporation having its principal place of business at 1331 North California Boulevard, Walnut Creek, California 94596 and

Name:                               ("LICENSEE")
     ------------------------------
Address:
        ---------------------------
        ---------------------------
        ---------------------------

This Agreement and the Schedules constitute the entire agreement between the Parties concerning Licensee's use of the Software. No purchase order, other ordering document, or any handwritten or typewritten text which purports to modify or supplement the printed text of this Agreement or any Schedule shall add to or vary the terms of this Agreement. All such proposed variations or additions (whether submitted by PeopleSoft or Licensee) are objected to and deemed material. This Agreement replaces and supersedes any prior verbal understandings, written communications, and representations, including any unsigned license agreement included in any package for PeopleSoft furnished software, except terms contained in such unsigned license agreement that limit usage of the Software.

THE TERMS AND CONDITIONS HEREIN ARE ACCEPTED AS PART OF THIS
AGREEMENT.


LICENSEE                                PEOPLESOFT, INC.



-----------------------------------     -----------------------------------
Authorized Signature                    Authorized Signature



-----------------------------------     -----------------------------------
Printed Name and Title                  Printed Name and Title


                              TERMS AND CONDITIONS

1.       LICENSE

1.1 During the Term, PeopleSoft grants Licensee a non-exclusive, nontransferable license to use the licensed number of copies of the Software, solely for internal data processing operations, on Server(s) at the Site up to any maximum number of applicable designated Users specified in the applicable Schedule. Any third party software products or modules provided by PeopleSoft to Licensee shall be used solely with PeopleSoft Software. Licensee may use the Software temporarily on a machine other than the Server in the event that the Server is inoperable. Licensee may make one (1) copy of the Software solely for archive or emergency back-up purposes. Licensee may modify or merge the Software with other software with the understanding that any modifications, however extensive, shall not diminish PeopleSoft's title or interest in the Software.

1.2 PeopleSoft shall provide Licensee with one (1) copy of the Software and two (2) printed sets of Documentation. Licensee may make a reasonable number of copies of Documentation solely for Licensee's internal use with the Software provided all copyright notices are reproduced.

2.       LICENSE EXCLUSIONS

2.1      Except as expressly authorized herein, Licensee shall not:

         a.       copy or modify the Software;

         b. cause or permit reverse compilation or reverse assembly of all or any portion of the Software;

         c. distribute, disclose, market, rent, lease or transfer to any third party any portion of the Software (including PeopleTools) or the Documentation, or use the Software or Documentation in any service bureau arrangement or third party training;

         d. disclose the results of Software performance benchmarks to any third party without PeopleSoft's prior written notice;

         e. transfer the Software to a different computer, location or Site without the prior written consent of PeopleSoft (such consent not unreasonably withheld) and payment of any additional fees which may be due;

         f. export the Software in violation of U.S. Department of Commerce export administration regulations;

         g. invoke support libraries other than through documented API calls; and

         h. use PeopleTools in a non-PeopleSoft application development environment.

2.2 No license, right, or interest in any PeopleSoft trademark, trade name, or service mark is granted hereunder.

3.       FEES AND PAYMENT TERMS

3.1 Licensee shall pay PeopleSoft the fees as specified in each applicable Schedule and all associated shipping costs.

3.2 Unless Licensee provides PeopleSoft with a valid tax exemption or direct pay certificate, Licensee is responsible for all taxes, duties and customs fees concerning the Software and/or services, excluding taxes based on PeopleSoft's income. Overdue payments shall bear interest at the lesser of twelve percent (12%) per annum or the maximum rate allowed under applicable law.

4.       TITLE AND PROTECTION

4.1 PeopleSoft (or its third-party providers) retains title to all portions of the Software, any modifications to the Software developed with PeopleTools, and any copies thereof. Title to the physical media for the Software vests in Licensee upon delivery. The Software contains valuable proprietary information, and Licensee shall not disclose the Software to anyone other than those of its employees or consultants under nondisclosure obligations who have a need to know for purposes consistent with this Agreement. Licensee shall affix, to each full or partial copy of the Software made by Licensee, all copyright and proprietary information notices as affixed to the original. The obligations set forth in this paragraph shall survive termination of this Agreement.

4.2 The Software may be transferred to the U.S. government only with the separate prior written consent of PeopleSoft and solely with "Restricted Rights" as that term is defined in FAR 52.227-19(c)(2) (or DFAR 252.227-7013(c)(1) if the transfer is to a defense-related agency) or subsequent citation.

5.       PATENT AND COPYRIGHT INDEMNITY

         PeopleSoft shall indemnify and defend Licensee against any claims that the Software infringes any United States or Canadian patent or copyright; provided that PeopleSoft is given prompt notice of such claim and is given information, reasonable assistance, and sole authority to defend or settle the claim. In the defense or settlement of the claim, PeopleSoft may obtain for Licensee the right to continue using the

         Software, replace or modify the Software so that it becomes noninfringing while giving equivalent performance. PeopleSoft shall have no liability if the alleged infringement is based on: (i) a modification of the Software by anyone other than PeopleSoft; (ii) use of the Software with equipment not listed in a Schedule; or (iii) the use of the Software other than in accordance with the Documentation.

6.       DEFAULT AND TERMINATION

6.1      Any of the following shall constitute an event of default:

         a. Licensee fails to perform any of its obligations under the sections entitled "License Exclusions" or "Title and Protection" ; or

         b. Either party fails to perform any other material obligation under this Agreement and such failure remains uncured for more than thirty (30) days after receipt of written notice thereof.

6.2 If an event of default occurs, the nondefaulting party, in addition to any other rights available to it under law or equity, may terminate this Agreement and all licenses granted hereunder by written notice to the defaulting party. Remedies shall be cumulative and there shall be no obligation to exercise a particular remedy.

6.3 Within fifteen (15) days after termination of this Agreement, Licensee shall certify in writing to PeopleSoft that all copies of the Software in any form, including partial copies within modified versions, have been destroyed or returned to PeopleSoft.

7.       LIMITED WARRANTY

         PeopleSoft warrants that it has title to the Software and the authority to grant licenses to use the Software. PeopleSoft warrants that the Software will perform substantially in accordance with the Documentation for a period of one (1) year from the date of installation. PeopleSoft's sole obligation is limited to repair or replacement of the defective Software, provided Licensee notifies PeopleSoft of the deficiency within the one-year period and provided Licensee has installed all Software updates provided by PeopleSoft's Software Support Services. PEOPLESOFT DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.       LIMITATION OF LIABILITY

         PEOPLESOFT WILL NOT BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST DATA OR LOST PROFITS, HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCLUDING DAMAGES INCURRED UNDER THE ARTICLE ENTITLED "PATENT AND COPYRIGHT INDEMNITY", PEOPLESOFT'S LIABILITY FOR DAMAGES UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE AMOUNT PAID BY LICENSEE TO PEOPLESOFT FOR THE SOFTWARE OR THE SERVICES FROM WHICH THE CLAIM AROSE. THE PARTIES AGREE TO THE ALLOCATION OF LIABILITY RISK WHICH IS SET FORTH IN THIS SECTION.

9.       SOFTWARE SUPPORT SERVICES TERMS AND CONDITIONS

         On the Schedule Effective Date, PeopleSoft shall provide Licensee with one (1) year of software support services as described in PeopleSoft's standard Software Support Services Terms and Conditions (receipt of which is hereby acknowledged). After the first year, Licensee may elect to acquire Software Support Services by paying PeopleSoft the then current applicable fees.

10.      ON-SITE SUPPORT

         PeopleSoft shall provide Licensee with support at the Site for the Software as set forth in the Schedule. For a period of six (6) months from the Schedule Effective Date, support days not used during the installation phase may be used for other implementation support. Licensee shall reimburse PeopleSoft for all reasonable travel and living expenses associated with any installation and support.

11.      TRAINING

         PeopleSoft shall provide Licensee with the number of training units set forth in the Schedule for use at a PeopleSoft Training Facility. Licensee may use training units for Site training as the Parties mutually agree in writing. Licensee must use these training units within one (1) year from the Schedule Effective Date.

12.      NOTICES

         All notices shall be in writing and sent by first class mail, overnight mail, courier, or transmitted by facsimile (if confirmed by such mailing), to the addresses indicated on the first page of this Agreement, or such other address as either party may indicate by at least ten (10) days prior written notice to the other party. Notices to PeopleSoft shall be sent to the Legal Department.

13.      ASSIGNMENT

         Licensee may not assign this Agreement (by operation of law or otherwise) or sublicense the Software without the prior written consent of PeopleSoft, and any prohibited assignment or sublicense shall be null and void.

14.      NONDISCLOSURE OBLIGATION

14.1 The terms, conditions, pricing and any other information clearly marked "confidential" under this Agreement are confidential and shall not be disclosed, orally or in writing by Licensee to any third party without the prior written consent of PeopleSoft.

14.2 Licensee shall protect the Software with at least the same degree of care and confidentiality which Licensee utilizes for similar Licensee information which it does not wish disclosed to the public. Licensee may provide access to and use of the Software only to those third Parties, (undertaking similar nondisclosure obligations), providing services concerning Licensee's use of the Software.

15.      GENERAL

         This Agreement is made in and shall be governed by the laws of the State of California, excluding choice of law principles. Venue shall be in San Francisco, California. The section headings herein are provided for convenience only and have no substantive effect on the construction of this Agreement. Except for Licensee's obligation to pay PeopleSoft, neither party shall be liable for any failure to perform due to causes beyond its reasonable control. If any provision of this Agreement is held to be unenforceable, this Agreement shall be construed without such provision. The failure by a party to exercise any right hereunder shall not operate as a waiver of such party's right to exercise such right or any other right in the future. Except for actions for nonpayment or breach of PeopleSoft's proprietary rights in the Software, no action regardless of form, arising out of this Agreement may be brought by either party more than one year after the cause of action has accrued. This Agreement may be amended only by a written document executed by a duly authorized representative of each of the Parties. This Agreement may be executed in counterparts. To expedite order processing, Transmitted Copies are considered documents equivalent to original documents.

16.      DEFINITIONS

         "Documentation" means only technical publications relating to the use of the Software, such as reference, user, installation, systems administrator and technical guides, delivered by PeopleSoft to Licensee.

         "PeopleTools" means the underlying architecture from which the Software is designed, and includes software application programming tools and code.

         "Schedules" means the product schedules which specifically reference this Agreement and which have been executed by the Parties.

         "Server" means a single database or file server which may be accessed by a network of personal computers.

         "Site" means a specific, physical location of Licensee's Server as set forth in the applicable Schedule.

         "Software" means all or any portion of the binary computer software programs (including corresponding source code) provided by PeopleSoft or made by Licensee with PeopleSoft's prior written consent, in machine-readable form and including all listed in the applicable Schedule and all corrections or updates thereto. Software includes the third-party software as identified in the Schedule. Software does not include source code to PeopleTools.

         "Transmitted Copies" means this Agreement, Schedules and other ordering documents which (i) contain no modifications or amendments to this Agreement; (ii) are copied or reproduced and transmitted via photocopy, facsimile or process that accurately transmits the original documents; and (iii) are accepted by PeopleSoft.

         "User" means an individual authorized by Licensee to use Software on the Server.

                                    EXHIBIT F

              MAINTENANCE AND SUPPORT SERVICES TERMS AND CONDITIONS

Prior to the conclusion of Phase 3, SEA and PeopleSoft agree to negotiate in good faith the terms and conditions of a Maintenance Contract for the Derivative Software. Such agreement may include terms and conditions similar to those outlined herein. Upon termination of PeopleSoft's exclusive distribution rights under the Marketing Agreement, SEA and the LLC agree to negotiate in good faith the terms and conditions of a Maintenance Contract for the Derivative Software and all references in this Exhibit F to "PeopleSoft" will change to "PeopleSoft or the LLC".

In performing its duties under the Maintenance Contract, if any, SEA shall utilize the equivalent of [ * ] time technical personnel and application specialists working no more than [ * ] hours each annually, with such hours to be allocated evenly throughout the term of the Maintenance Contract, to provide the following services to PeopleSoft and its licensees of the Derivative Software, in order of their priority:

    Ongoing fixes of bugs in Derivative Software. A "bug" is an error in the Derivative Software that prevents it from performing in accordance with the Test Plans.

    Second level support direct to PeopleSoft for Derivative Software licensees.

    Revisions and limited enhancements to existing Derivative Software modules, limited by the amount of time available from the [ * ] staff members assigned to the Maintenance Contract, with such efforts to be allocated evenly throughout the term of the Maintenance Contract. It is assumed that this would include, as the first priority, the revision of the Financial Aid system to meet new regulatory requirements, which is estimated to require from [ * ] man-months of work annually.

    Participation in Derivative Software user group conferences and activities.

    Participation in appropriate professional groups and conferences in order to anticipate changing requirements and to identify new opportunities.

    Sales support assistance for Derivative Software sales opportunities, estimated not to exceed [ * ] man days per year.

All response time and fix periods to be negotiated in good faith.

The Maintenance Contract will be for a one year term, and will be renewed annually if mutually agreed upon by SEA and PeopleSoft. The Maintenance Contract would commence at the start of the third year after the Effective Date. The cost of the Maintenance Contract would be negotiated annually based on the number and seniority of the personnel assigned to the contract by SEA and agreed to by PeopleSoft.

As a part of the Maintenance Contract, PeopleSoft would continue to provide complete support for SEA's Development Environment, as described in Section 5 of this Agreement and the technical support as described in Section 6 of the Agreement.

Notwithstanding the foregoing, after the Development Term is completed, it is anticipated that there will be significant ongoing development of new Software and enhancement of the Derivative Software functions and modules. Ongoing enhancement is crucial to the continuing expansion of sales. Such ongoing development activity is expected to be outside the scope of the Maintenance Contract, except as described above. Separate contracts would be negotiated between SEA and PeopleSoft for this work.


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                    EXHIBIT G
                             VESTED PAYMENT EXAMPLE

The following exhibit is only provided for the purpose of illustrating a hypothetical payment computation in the event that termination of this Agreement occurs prior to the end of the Development Term.

Example assumptions:

         Contract effective date is January 16, 1995.

         Early termination occurs at the end of month 7 (August 15, 1995).

         Actual funding paid to SEA as of the date of early termination is [ * ]

         Vesting Milestone one is deemed to be [ * ] of the project.

         Vesting Milestone two is deemed to be [ * ] of the project.

         No other Vesting Milestones have been reached, and therefore are not relevant to this example.

         SEA has completed Vesting Milestones one and two at or prior to the early termination date, and consequently is [ * ] vested in their payments.

         Subject sale of the Derivative Software is earned in year 4 of the original term.

         Subject sale results in a Net License Fee of [ * ]

To determine the applicable payment percentage to be used, the following steps must be taken:

         1) Determine the applicable funding (and consequent Payment Rate Schedule). Since the project stopped in month 7, the scheduled project funding through month 7 paid to SEA would be [ * ] in accordance with schedule C. Using the Implied Funding Payment Formula and the example values, the implied total project funding is determined to be [ * ] as follows:

                  [ * ]

         Note: Since the implied total project funding falls in between the [ * ] level and the [ * ] level, in accordance with this Agreement, the higher funding schedule is applicable. Therefore, the applicable Project Funding Level (Payment Rate Schedule) is [ * ]

         2) Select the appropriate annual rate from schedule D using the [ * ] funding schedule, which is [ * ]

         3) Multiply the vesting percentage [ * ] by the payment rate [ * ] by the Net License Fees to determine the appropriate payment to SEA, as follows:

                  [ * ] (payment due SEA subject to Project Funding recovery)


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.